Exhibit 99.1

May 31, 2005                    Steven F. Nicola
CFO, Secretary & Treasurer
412:442-8262

MATTHEWS INTERNATIONAL CORPORATION
SIGNS DEFINITIVE AGREEMENT TO ACQUIRE MILSO INDUSTRIES

PITTSBURGH, PA, May 31, 2005 -- Matthews International Corporation (NASDAQ
NMS: MATW) today announced that the Company has signed a definitive agreement for the purchase of the assets of Milso Industries (“Milso”). Milso, which includes the legal entities Milso Industries, LLC, Milso Industries, Inc. and SBC Holding Corporation, is one of the leading manufacturers and marketers of caskets in the United States. Milso is headquartered in Brooklyn, New York, has manufacturing operations in Richmond, Indiana and maintains distribution centers throughout the Northeast, Mid-Atlantic, Midwest and Southwest regions of the United States. The acquisition is designed to expand Matthews' products and services in the casket market.

David J. DeCarlo, Group President - Bronze and York Casket Divisions of Matthews, stated, "We are excited about the opportunity to join our casket operations with Milso. We believe the synergy created by our combined manufacturing, marketing and distribution capabilities, along with the strength of our existing independent distribution network, provides an effective strategic framework for continued growth in the death-care industry. We expect Milso’s expertise in the casket business to improve our combined position in an increasingly competitive market."

Mr. DeCarlo further remarked, "Milso is a well-recognized company in the casket industry and enjoys an excellent reputation with customers. The Company also has an experienced management team with dedicated employees and we look forward to a successful partnership."

Harry Pontone, President of Milso, said, "The combined strengths of Milso and York in manufacturing, marketing and consulting services will ensure the funeral service community a world-class platform of quality choices and solutions for all aspects of their businesses presently and into the future."

Terms of the acquisition were not immediately disclosed. Milso reported revenues of approximately $85 million in 2004 and has in excess of 400 employees nationwide. The Company intends to continue to actively use the brand names of both York and Milso.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.